EXHIBIT 99.1
ANNUAL STATEMENT SERVICER’S CERTIFICATE
VW CREDIT, INC.

VOLKSWAGEN AUTO LEASE TRUST 2004-A
     The undersigned, a duly authorized representative of VW CREDIT, INC. (“VCI”, or the “Servicer”), pursuant to the Transaction SUBI Supplement 2004-A to Servicing Agreement dated as of September 29, 2004 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among VW CREDIT LEASING, LTD., VCI, as Servicer, and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as SUBI Trustee, do hereby certify that:
1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Rating Agencies, the Issuer and the Indenture Trustee.

3.	A review of the activities of the Servicer during the period from January 1, 2006 through December 31, 2006 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this seventh day of March, 2007.

/s/ Bruce Harris
Name:	Bruce Harris
Title:	Chief Financial Officer